SIFCO Industries, Inc. Names Peter W. Knapper President and Chief Executive Officer; Announces Board Changes

June 17, 2016 - Cleveland, Ohio - The board of directors of SIFCO Industries, Inc. (NYSE MKT: SIF) (the “Company”) today announced that it has named Peter W. Knapper as its President and Chief Executive Officer, effective June 29, 2016. Knapper, 55, will succeed Michael S. Lipscomb, who has served as the company’s President and CEO since 2009 and as Chairman, President and CEO since 2015. In March, the Company announced Mr. Lipscomb’s intention to retire this year after a replacement has been named. Mr. Lipscomb will also retire from his role as Chairman of the Board, but will remain on the board of directors to facilitate a smooth leadership transition. Lead Director Norman E. Wells, Jr. will succeed Mr. Lipscomb as Chairman of the Board effective July 1. Mr. Knapper has also been appointed as a member of the Board of Directors, effective upon his hire.
“After a comprehensive search process, the board is pleased to have found such a uniquely-qualified individual to lead SIFCO,” Wells said. “Pete brings to SIFCO tremendous experience in the aerospace and energy markets and has a demonstrated track record of improving profitability and enhancing customer relationships.”
“I’m very pleased to join the SIFCO team,” said Knapper. “The opportunity to join an over century old company that has demonstrated the vision to invest in a wide array of metal forming capabilities with a global footprint is truly exciting. Our focus can now be on merging these competencies into an efficient suite of services that create value for our customers, our associates and our shareholders.”
Mr. Knapper was previously Director of Strategy and Site Development at TECT Corporation. His previous roles at TECT include President of TECT Aerospace (2010 - 2014), Vice President, Operations, TECT Aerospace (2009 - 2010) and Vice President, Operations, TECT Power (2007 - 2009). Prior to TECT, his previous experience includes key operating roles at Rolls Royce Energy, Sermatech International, Honeywell International, and General Electric. Mr. Knapper holds a Master of Business Administration from Ohio University and a Bachelor of Science in Mechanical Engineering Technology from the University of Cincinnati.
Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

The Company's Form 10-K for the year ended September 30, 2015 can be accessed through its website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, and machining.

Contacts
SIFCO Industries, Inc.
Salvatore Incanno, 216-881-8600
www.sifco.com